Exhibit 99.1

CALIFORNIA BANCORP ANNOUNCES RETIREMENT OF CEO STEVEN SHELTON AND APPOINTMENT OF DAVID RAINER AS CEO

San Diego, Calif., January 7, 2026 – California BanCorp (the “Company”) (Nasdaq: BCAL), the holding company for California Bank of Commerce, N.A. (the “Bank”), announces that Steven Shelton has retired from the position of Chief Executive Officer and Director of the Company and the Bank, effective as of December 31, 2025. Mr. Shelton will continue to work with the Company and Bank through December 31, 2026, in an advisory capacity. David Rainer has been appointed by the Company’s Board of Directors to serve as Chief Executive Officer, effective as of December 31, 2025, in addition to serving as the Company and Bank’s Chairman.

“On behalf of our Board of Directors and all of us at the Bank, I want to thank Steve for all he has done to help grow and develop California Bank of Commerce into a premier, statewide relationship-based banking franchise; his efforts were critical in ensuring the success of our 2024 merger and we wish him and his family all the best in his retirement,” said David Rainer, Chairman and CEO of the Company and Bank. “I am excited about the progress we have made, our profitability, and the continued success of our franchise.”

“It has been a great honor and pleasure to serve the community, the clients and the employees of California BanCorp and California Bank of Commerce,” said Mr. Shelton. “I’m proud to have played a part in building what I believe is the premier commercial banking franchise for small to medium-sized businesses in the state of California. I wish all the best for my colleagues and our clients going forward.”

ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices and four loan production offices serving California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.californiabankofcommerce.com.

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

California Bank of Commerce

kmccabe@bankcbc.com

818.637.7065

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